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                                                                     EXHIBIT 3.3

                      ARTICLES OF AMENDMENT TO THE CHARTER
                                       OF
                        AMERICAN RETIREMENT CORPORATION


         Pursuant to the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment (the "Articles of Amendment") to its Charter (the "Charter"):

         1. Name of Corporation. The name of the corporation is American Retirement Corporation.

         2. Article 8, Section (a) of the Charter is hereby deleted in its entirety and replaced with the following:

                  (a). Two hundred million (200,000,000) shares of common stock, par value $.01 per share, which shall be entitled to one vote per share and, upon dissolution of the corporation, shall be entitled to receive the net assets of the corporation.

         3. Adoption. These Articles of Amendment were duly adopted by the Board of Directors on November 18, 1998, and by the shareholders of the corporation on May 12, 1999.

         4. Effective Date. These Articles of Amendment will be effective when filed with the Secretary of State.

Date: May 12, 1999


                                     AMERICAN RETIREMENT CORPORATION



                                     By: /s/ W.E. Sheriff
                                         ------------------------------------
                                         W.E. Sheriff, Chief Executive Officer